Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brightstar Corp.:
We consent to the use of our report dated March 31, 2011, except for the financial statement schedule, earnings per share information, Note 3 and Note 19, as to which the date is April 14, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Miami, Florida
April 14, 2011